EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 27th day of October, 2008.

BETWEEN:

SOUTHERN STAR ENERGY INC., of 110 Cypress Station Drive, Suite 152, Houston, TX 77090

(the "Corporation")

AND:

Deborah Null, of 16322 Pebbleglen Drive, Houston, TX 77095

(the "Employee")

WHEREAS:

A. The Corporation is engaged in the business of oil and gas exploration and development;

B. The Corporation requires the services of a land manager (the "Land Manager") and wishes to engage the Employee as an employee;

C. The Employee has agreed to accept the position of Land Manager of the Corporation on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

A. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

1.1. "Base Salary" means $130,000 per year.

1.2. "Board" means the board of directors of the Corporation.

1.3. "CEO" means the chief executive officer of the Corporation.

1.4. "Change of Control Event" means the occurrence of any one of the events set out in paragraphs 1.4.1 to 1.4.3 below:

1.4.1. the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of

the Exchange Act) of beneficial ownership of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors;

1.4.2. the approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation in which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

1.4.3. the sale or other disposition of all or substantially all of the assets of the Corporation.

In the case of the occurrence of any of the events set forth in this Section 1.4, a Change of Control Event shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control Event if its sole purpose is to change the jurisdiction of the Corporation's organization or to create a holding Corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately before such event. Additionally, a Change of Control Event will not be deemed to have occurred, with respect to the Employee, if the Employee is part of a purchasing group that consummates the Change of Control Event.

1.5. "Common Shares" or "Common Stock" means the shares of common stock, par value $0.001, of the Corporation.

1.6. "Confidential Information" means information, whether or not originated by the Employee, that relates to the business or affairs of the Corporation, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Corporation, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.6.1. work product resulting from or related to work or projects performed for or to be performed for the Corporation or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.6.2. computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

1.6.3. internal Corporation personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Corporation's business;

1.6.4. marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Corporation that have been or are being discussed;

1.6.5. trade secrets, know-how, and proprietary and confidential data including, but not limited to, engineering, geophysical, and geological reports and data, computer program data, well logs, surveys, acquisition targets and confidential information related to prospective property joint ventures, working interests and leases; and

1.6.6. all information that becomes known to the Employee as a result of her employment with the Corporation that the Employee, acting reasonably, believes is confidential information or that the Corporation takes measures to protect.

Confidential Information does not include:

1.6.7. the general skills and experience gained during the Employee's employment or engagement with the Corporation that the Employee could reasonably have been expected to acquire in similar employment or engagements with other companies;

1.6.8. information publicly known without breach of this Agreement or similar agreements; and

1.6.9. information, the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Corporation, and to the extent of the requirements (to the extend reasonable possible in the circumstances), the Corporation is afforded an opportunity to dispute the requirement.

1.7. "Directors" means the members of the Board, and "Director" means any one of them.

1.8. "Disability Termination" means a termination by the Corporation due to a Total Permanent Disability.

1.9. "Employment Effective Date" means October 27, 2008.

1.10. "Employment Services" means those services described in paragraph 2.1 herein.

1.11. "Employment Termination Date" means the date of termination of the Employee's employment with the Corporation and is the earliest of:

1.11.1. the effective date of any resignation by the Employee; or

1.11.2. the effective date of any termination by the Corporation of the Employee, whether with or without Just Cause.

1.12. "Exchange Act" means the *Securities Exchange Act of 1934*, as amended.

1.13. "Employee Stock Options" means those options to purchase one hundred thousand (100,000) Common Shares granted under the Stock Option Plan as described at paragraph 2.7.2 herein and the Stock Option Agreement.

1.14. "Just Cause" includes, but is not limited to:

1.14.1. the Employee's failure to properly discharge her lawful duties, or any material breach or non-observance by the Employee of any material provision of this Agreement;

1.14.2. the Employee's conviction for any crime with respect to the property of the Corporation, any material violation of securities laws, any crime adversely affecting the reputation of the Corporation, or any crime related to the Employee's personal honesty;

1.14.3. any breach by the Employee of her obligations under the Corporation's code of conduct or any policies or procedures adopted by the Corporation from time to time, and disseminated to employees in accordance with the Corporation's normal practice, provided that such conduct would amount to just cause as a matter of common law;

1.14.4. any breach by the Employee of any statutory or common law duty normally owed by an employee of a corporation to that corporation, including the duties of loyalty, obedience and care;

1.14.5. any disqualification by the SEC to serve as an employee of a public company; or

1.14.6. any other material breach of this Agreement by the Employee.

1.15. "SEC" means the United States Securities and Exchange Commission.

1.16. "Stock Option Agreement" means the agreement appended hereto as Schedule A.

1.17. "Stock Option Plan" means the Amended and Restated 2007 Stock Option Plan adopted by the Corporation.

1.18. "Total Permanent Disability" means the inability of the Employee substantially to perform her duties under this Agreement for a continuous period of more than six (6) months. Such disability shall be determined by the Employee's attending physician, acting reasonably, and if the Corporation disagrees with the determination of such physician, the Corporation shall have the sole right to employ a physician of its choosing to examine the Employee and make an independent determination of whether the Employee is, in fact, totally and permanently disabled.

B. TERMS AND CONDITIONS OF EMPLOYMENT

2.1 Employment.

2.1.1. The Corporation agrees to employ the Employee from the Employment Effective Date until the Employment Termination Date, as the Land Manager of the Corporation.

2.1.2. The Employee agrees to perform such duties and responsibilities as may be reasonably required of a land manager of a publicly-traded oil and natural gas corporation of a similar size and gross revenues, including but not limited to:

2.1.2.1. Coordinating all aspects of land and lease acquisition and management, such as (a) budgeting, planning, engaging and supervising field brokers and agents to acquire leases, secure rights-of-way and settle damages; (b) budgeting, planning, engaging and supervising title attorneys to prepare division order title opinions; (c) coordinating surveyors, regulatory consultants and attorneys for well staking, permitting and unitization; (d) overseeing the preparation and administration of paydecks and revenue distribution; and (e) developing and maintaining contracts and lease records file systems; and

2.1.2.2. Coordinating business development activities, such as (a) maintaining an active presence in the oil and natural gas industry to promote the Corporation's interests; (b) identifying new project opportunities and gathering data on such opportunities for analysis; and (c) preparing and negotiating

farm-out, purchase and sale and joint operating agreements and similar documents.

2.1.2.3. Such other activities as the CEO or Board may reasonably require.

2.1.3. The Employee shall report to the CEO and shall have such authority as the CEO may from time to time delegate to the Employee.

2.1.4. The Employee shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to her by the CEO.

2.2. **Location**. The Employee's employment will be based in Houston, Texas. The Employee understands that she will be required to travel regularly in order to fulfil her duties as the Land Manager of the Corporation.

2.3. **Faithful Service**. The Employee will diligently and faithfully devote her best efforts on behalf of and to advance the Corporation's interests.

2.4. **Time and Energy**. Unless prevented by ill health, or physical or mental disability or impairment, the Employee shall, during the term of employment, devote her full working time, care and attention to the business of the Corporation in order to properly discharge her duties hereunder and will not, without the prior written consent of the Corporation, engage in any other business, profession or occupation.

2.5. **Employee's Duties**. The Employee acknowledges that the Land Manager, like all other employees of the Corporation, owes the Corporation certain statutory and common law duties and she agrees to serve the Corporation in a manner which is consistent with all such duties owed by an employee to the corporation for which she works.

2.6. **Insider Trading and Blackout Periods**. The Employee will not participate in insider trading of any of the Corporation's securities and will observe trading blackout periods as may be established by the Corporation.

2.7. **Compensation**. During the term of employment under this Agreement, and any extension thereof, the Corporation shall pay and provide the Employee compensation on terms described below:

2.7.1. **Cash Compensation.**

2.7.1.1. As compensation for her services to the Corporation, the Employee shall receive the Base Salary, as amended in accordance with paragraph 2.7.1.2 herein.

2.7.1.2. During the term of employment under this Agreement, the Board or the Board's compensation committee, as applicable, shall review the Base Salary annually in light of the Employee's performance and to ensure that such amounts are competitive with amounts paid to similarly situated land managers of companies comparable to the Corporation and shall increase such amounts as the Board or the Board's compensation committee, as applicable, may approve.

2.7.1.3. The Base Salary shall be payable in semi-monthly installments, subject to all tax withholding, statutory and other deductions.

2.7.2. **Stock Options**.

2.7.2.1. Upon the Employment Effective Date and subject to compliance with all applicable laws and the rules of any quotation system or stock exchange, then applicable, the Corporation will grant to the Employee the Employee Stock Options, exercisable at $0.60, which is a price per share equal to the closing fair market value of the Common Stock on the Employment Effective Date, as quoted on the Financial Industry Regulatory Authority, Inc.'s over-the-counter bulletin board, for a term of five (5) years from the Employment Effective Date.

2.7.2.2. Subject to the terms of this Agreement and the Stock Option Agreement, the Employee Stock Options will vest in equal annual instalments over a three-year period with the first one-third (1/3) of the Employee Stock Options vesting on the date which is one (1) year after the date of grant of the Employee Stock Options.

2.7.2.3. Notwithstanding paragraph 2.7.2.2 of this Agreement, all of the Employee Stock Options will vest upon the occurrence of a Change in Control Event.

2.7.2.4. The terms of the Employee Stock Options are documented in the Stock Option Agreement.

2.7.2.5. The terms of the Employee Stock Options are subject to the provisions of the Stock Option Plan, as may be amended from time to time, and any inconsistencies among this Agreement, the Stock Option Agreement and the Stock Option Plan, shall be governed by the provisions of the Stock Option Plan.

2.7.3. **Incentive Bonuses**. The Corporation shall pay the Employee the incentive bonuses in accordance with the following terms:

2.7.3.1. During the first year of employment, and annually thereafter, a bonus of up to and including 50% of the Base Salary based on the Employee's performance that year and the Corporation's performance that year, less any applicable statutory deductions, to be awarded at the sole discretion of the Board or the Board's compensation committee, as applicable.

2.7.4. **Employee Benefits**.

2.7.4.1. The Employee shall, to the extent eligible, be entitled to participate in all of the Corporation's benefit, welfare and retirement plans and programs, provided by the Corporation to its employees in accordance with the terms thereof as they may be in effect from time to time.

2.7.5. **Business and Entertainment Expenses**. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Corporation shall pay or reimburse the Employee for all reasonable business expenses which the Employee actually, necessarily and properly incurs in the performance of her normal employment duties under this Agreement, including, but not limited to, expenses related to travel, accommodation and communication in performing her employment duties.

2.7.6. **Vacation**. The Employee shall be entitled to paid time off in accordance with the standard written policies of the Corporation with respect to its employees, but in no event less than 20 days per calendar year not including, and in addition to, weekends and statutory holidays. For partial years of employment, the Employee shall be entitled to a pro-rated number of vacation days.

2.8. **Probation and Termination of Employment.**

2.8.1. **Probation.** Starting as of the Employment Effective Date, there will be a ninety (90) day probationary period of assessment during which the Corporation or the Employee may terminate this Agreement without notice or other compensation, except for salary and other benefits owing to the effective date of termination. In the event of termination under this paragraph 2.8.1, the Employee Stock Options granted under paragraph 2.7.2.1 will be void and of no effect.

2.8.2. **Death or Disability**.

2.8.2.1. Subject to the obligations of the Corporation to comply with its obligations, if any, under applicable human rights or similar legislation to accommodate the Employee's Total Permanent Disability, the Corporation may terminate the Employee's employment in the event of a Total Permanent Disability.

2.8.2.2. The Employee's employment shall automatically terminate on the Employee's death.

2.8.2.3. In the event the Employee's employment with the Corporation terminates during her term of employment by reason of the Employee's death or as a result of a Disability Termination, then upon and immediately effective on the Employment Termination Date:

(a) the Employee Stock Options and any other stock options granted to the Employee which have not vested shall terminate in accordance with Section 1.6 of the Stock Option Agreement and the Employee Stock Options and any other stock options granted to the Employee which have vested shall be exercisable in accordance with the Stock Option Agreement; and

(b) the Corporation shall promptly pay and provide the Employee (or in the event of the Employee's death, the Employee's estate):

(i) any unpaid Base Salary through the Employment Termination Date; and

(ii) reimbursement for any unreimbursed expenses incurred through to the Employment Termination Date.

2.8.3. **Termination for Just Cause.**

2.8.3.1. The Corporation may terminate the Employee's employment for Just Cause by giving the Employee written notice of termination.

2.8.3.2. In the event that the Employee's employment with the Corporation is terminated by the Corporation for Just Cause, the Employee shall not be entitled to:

(a) any additional payments or benefits hereunder, other than for amounts due and owing up to the Employment Termination Date; or

(b) exercise any unexercised Employee Stock Options, whether vested or not.

2.8.4. **Termination Other than for Just Cause.**

2.8.4.1. The Corporation may terminate the Employee's employment at any time after the Employment Effective Date for other than Just Cause.

2.8.4.2. If the Employee's employment with the Corporation is terminated by the Corporation other than for Just Cause, and subject to paragraph 2.8.5., the Corporation delivers notice of termination to the Employee, then the Corporation shall pay the Employee a one-time lump sum amount equal to 25% of the Base Salary, as amended and,

(a) in the event the Corporation is continuing to reimburse the Employee for her COBRA fees, pay the Employee a one-time lump sum amount equal to the fees for three (3) months; or

(b) if the Corporation is providing benefits pursuant to paragraph 2.7.4, at the Corporation's sole discretion:

(i) continue to provide the Employee with the benefits provided under paragraph 2.7.4 for three (3) months from the Employment Termination Date; or

(ii) paying the Employee a one-time lump sum amount equal to the cost of providing the Employee such benefits for three (3) months.

2.8.4.3. If the Employee's employment with the Corporation is terminated by the Corporation other than for Just Cause:

(a) the Employee may exercise any vested Employee Stock Options in accordance with the terms of the Stock Option Agreement; and

(b) any unvested Employee Stock Options shall terminate immediately upon termination of employment.

2.8.4.4. The notice and payment in lieu provisions set out in paragraphs 2.8.4 herein are inclusive of and not in addition to any notice or payment in lieu of notice to which the Employee may be entitled under the state or federal law. In no case shall the Employee receive less notice or payment in lieu of notice than that to which the Employee is entitled under the state or federal law. If the Employee is entitled to a greater period of notice or payment in lieu of notice pursuant to the federal or state law, such notice or payment shall constitute the Employee's full entitlement to notice or severance under this Agreement.

2.8.5. **Termination on Change of Control.**

2.8.5.1. The Employee may immediately terminate her employment with the Corporation at any time within 60 days after a Change of Control Event if, after the Change of Control Event there is any

material change, reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Employee) in the Employee's titles, status or positions, authority, duties or responsibilities with the Corporation.

2.8.5.2. If the Employee's Employment with the Corporation is voluntarily terminated in accordance with paragraph 2.8.5.1 or terminated without Just Cause within three (3) months of a Change in Control Event, then the Corporation shall pay the Employee a one-time lump sum amount equal to 25% of the Base Salary, as amended, which amount is payable within 30 days of the Employment Termination Date.

2.8.5.3. In the event of a Change in Control Event, the Employee Stock Options and any other equity awards which have not vested shall vest immediately and be immediately exercisable subject to the terms of the Stock Option Agreement, the Stock Option Plan or any other agreement governing such other equity awards.

2.8.6. **Termination by Employee.**

The Employee may terminate her employment at any time without good reason by providing two (2) week's written notice to the Corporation. In the event that the Employee's employment with the Corporation is terminated during the term of this Agreement by the Employee without good reason, the Employee shall not be entitled to any additional payments or benefits hereunder, other than any amounts due and owing as of the Employment Termination Date, and shall immediately forfeit all of her unexercised Employee Stock Options.

2.8.7. **Resignation of Positions.**

The Employee agrees that after termination of her employment with the Corporation for any reason she will tender her resignation from any position she may hold as an officer, Director, trustee, member employee or agent of the Corporation or as an officer, director, trustee, member, employee or agent of any of its affiliated or associated companies if so requested by the Board.

2.8.8. **Fair and Reasonable Provisions.**

The Corporation and Employee acknowledge and agree that the provisions of Section 2.8 of this Agreement regarding further payments of the Base Salary, and the vesting of the Employee Stock Options and other option or equity grants, constitute fair and reasonable provisions for the consequences of such termination, do not constitute

a penalty, and such payments and benefits shall not be limited or reduced by amounts the Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

2.9. **Beneficiaries**.

2.9.1. The Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death by giving the Corporation written notice thereof. In the event of the Employee's death or a judicial determination of her incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

D. GENERAL PROVISIONS REGARDING EMPLOYMENT SERVICES

3.1 Assignability.

3.1.1. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Employee) and permitted assigns. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than:

3.1.1.1. her rights to compensation and benefits, in whole or in part, which may be transferred by the Employee to

(a) a corporation owned or controlled by the Employee or members of the Employee's family,

(b) a trust, the beneficiaries of which are the Employee or members of the Employee's family, or

(c) a charity, a foundation or trust established for charitable purposes, or which may be transferred by the Employee's will or the operation of law; or

3.1.1.2. to a corporation through which the Employee shall provide the services required of her hereunder.

3.1.2. In the event that the Corporation merges with another corporation or changes its name, this Agreement will continue in full force and effect between the Employee and the newly merged or named corporation.

3.2. **Authorization**. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its

obligations hereunder, and that performance of this Agreement will not violate any agreement between the Corporation and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

3.3. **Obligations to the Corporation.**

3.3.1. **No Conflicting Obligations.**

3.3.1.1. The Employee warrants to the Corporation that

(a) the performance of her duties as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and

(b) she is not bound by any agreement with obligation to any other party that conflicts with her obligations as a consultant or as an employee of the Corporation or that may affect the Corporation's interests.

3.3.1.2. The Employee will not, in the performance of the Employee's duties as an employee of the Corporation:

(a) improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any other party; or

(b) knowingly infringe the intellectual property rights of any other party.

3.3.2. **Non-Solicitation.** The Employee agrees that, for a one (1) year period following the Employment Termination Date, for any reason whatsoever, she shall not, without the consent of the Board by resolution, engage in any solicitation of clients, customers or any individuals or firms with respect to which the Corporation had dealings (and whether or not any contractual arrangements have been concluded as between the Corporation and any such individuals or firms) which might benefit any competitor of the Corporation.

3.3.3. **Confidential Information.**

3.3.3.1. All Confidential Information, whether it is developed by the Employee or by others employed or engaged by or associated with the Corporation or its affiliates or clients, is the exclusive and confidential property of the Corporation or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

3.3.3.2. As a consequence of the acquisition of Confidential Information, the Employee will occupy a position of trust and confidence with respect to the affairs and business of the Corporation and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Employee to make the following covenants regarding the Employee's conduct during and subsequent to the Employee's employment by the Corporation.

(a) At all times during and subsequent to the Employee's employment with the Corporation, the Employee will not disclose Confidential Information to any person (other than as necessary in carrying out the Employee's duties on behalf of the Corporation) without first obtaining the Corporation's consent, and the Employee will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

(b) At all times during and subsequent to the Employee's employment with the Corporation, the Employee will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Employee's duties on behalf of the Corporation) without first obtaining the Corporation's consent and the Employee will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(c) Within two (2) business days after the termination of the Employee's employment for any reason, the Employee will promptly deliver to the Corporation all property of or belonging to or administered by the Corporation including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Employee's possession or under the Employee's control.

3.3.4. **Consent to Enforcement.** The Employee confirms that all provisions in Section 3.3 are reasonable and valid and any defences to the strict enforcement thereof by the Corporation are waived by the Employee. Without limiting the generality of the foregoing, the Employee hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Employee is in breach of any of the provisions stipulated in Section 3.3. The

Employee hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

3.3.4.1. The Employee's obligations under Section 3.3 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, or termination of this Agreement or the Employee's wrongful dismissal by the Corporation.

3.4. **Entire Agreement**. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

3.5. **Amendment or Waiver.**

3.5.1. Save and except for any increases to the salary, benefits, options or other compensation payable to the Employee or changes to matters dealt with or referred to in Schedule A, no provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Employee and an authorized officer of the Corporation.

3.5.2. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Employee or an authorized officer of the Corporation, as the case may be.

3.6. **Compliance with Policies and Laws.** The Employee agrees to abide by all the Corporation's policies and procedures, including without limitation, the Corporation's code of conduct. The Employee also agrees to abide by all laws applicable to the Corporation, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

3.7. **Governing Law and Venue**. This Agreement has been executed and delivered in the State of Texas and its interpretation, validity and performance shall be exclusively construed and enforced in accordance with the internal laws of such State without giving effect to conflicts of laws.

3.8. **Notices**. Any notice required or permitted to be given under this Agreement shall be in writing, sent by registered or certified mail, postage prepaid, or personally delivered to the following addresses:

(a) in the case of the Corporation:

SOUTHERN STAR ENERGY INC.
110 Cypress Station Drive, Suite 152
Houston, TX 77090

(b) in the case of the Employee:

Deborah Null
16322 Pebbleglen Drive
Houston, TX 77095

or to such other address as parties hereto may specify, in writing, from time to time. Notices shall be effective upon actual receipt.

3.9. **Severability.** Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.10. **Currency.** Unless otherwise specified herein, all references to dollar or dollars are references to United States dollars.

3.11. **Further Assurances.** Each of the Employee and the Corporation will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Employee or the Corporation may require for the purposes of giving effect to this Agreement.

3.12. **Counterparts/Facsimile Execution.** This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

[Remainder of page left intentionally blank.]

INTENDING TO BE LEGALLY BOUND, the Corporation and the Employee have executed this Agreement as of the date first above written above.

SOUTHERN STAR ENERGY INC.

Per: ______________________
Authorized Signatory

EXECUTED by **Deborah Null** in the presence of:

Rae Lynn Wertz
Signature
RAE LYNN WERTZ
Print Name
110 Cypress Station Dr
Address
Houston TX 77090
Mgr of Admin
Occupation

Deborah Null
Deborah Null

Schedule A

Stock Option Agreement

(see attached)